Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference into Registration Statement Nos. 333-103939, 333-157978 and 333-109173 on Form S-8 and in Registration Statement Nos. 333-135603 and 333-166556 on Form S-3 of our report dated March 18, 2011, relating to the 2010 consolidated financial statements of Jones Soda Co. and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ PETERSON SULLIVAN LLP
Seattle, Washington
March 18, 2011